EXHIBIT 23.2

CONSENT OF DEGOLYER AND MACNAUGHTON

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Energy Partners, L.P.” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P.” and “Appraisal Report as of December 31, 2006 on Certain Properties owned by Abraxas Petroleum Corporation” (our reports) under the sections “Item 1 – Business General”, “Item 2 “Properties”, “Primary Operating Areas” and “Reserves Information” in the Abraxas Petroleum Corporation Annual Report on Form 10-K for the year ended December 31, 2008and to the incorporation by reference in the Registration Statements on Form S-3 (333-127480, 333-132971 and 333-143728) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592,333-74614 and 333-135032) of our reports.

/s/DeGolyer and MacNaughton

Dallas, Texas
February 19, 2009